Exhibit 11

CONSENT OF MERIT INTERNATIONAL CONSULTANTS INC.

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2005 (the “Annual Report”) of Cumberland Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading “Narrative Description of Business -- Meadowbank Gold Project, Nunavut Territory, Canada” in the Company’s Annual Information Form for the year ended December 31, 2005 which is included as part of the Annual Report, and to all other references to our name included or incorporated by reference in the Annual Report.

Merit International Consultants Inc.

By:

/s/ Jay Collins

Name:

Jay Collins, P.Eng.

Title:

President

March 21, 2006